Exhibit 99.1

CNE Group Changes its Name to Arrow Resources Development, Inc.

NEW YORK – December 5, 2005 – Arrow Resources Development, Inc. (CNEI:OTCBB), announced that it has changed the name of the Company from CNE Group, Inc. to Arrow Resources Development, Inc. (“Arrow”). In addition, the Company has increased the authorized number of shares of common stock. There are currently 650 million shares outstanding on a fully-diluted basis. These changes were effected through an amendment to the Company’s Articles of Incorporation, which was filed with the Delaware Secretary of State on November 30, 2005. The Company is expecting to file in the near future to change the stock symbol.

A Marketing and Distribution Agreement was granted to the Company by Arrow Pacific Resources (S) Pte. Ltd. (“APR”). Arrow will act as exclusive worldwide marketer and distributor for APR’s timber and derivative products. The Marketing and Distribution Agreement provides for Arrow to retain 10% of the gross sales generated by all plantation operations from all resources, and all derivative products, such as paper, pulp and chips. The agreement will be in effect until 2103. APR and its affiliated companies have initiated the commercial development of timber resources and eucalyptus plantation operations in Papua New Guinea (PNG). APR has signed leases for more than 334,000 hectares, or approximately 835,000 acres of land in PNG. The government of PNG has granted licenses for the development of plantation operations on 66,000 hectares, or approximately 158,000 acres, of this land. Licenses for the remainder of the leased land will be granted subject to government surveying and the completion of licensing applications.

APR plans to capitalize on the increasing demand for paper and timber products in developing international markets, most notably China, where increasing standards of living and the growth of the economy have created a growing demand for printed material, packaging, personal care paper products, and industrial paper supplies. APR believes that the proximity of its operations to this principal Asian market should provide Arrow with a competitive advantage in supplying that market.

APR anticipates that over a seven-year period, all sections of its plantation operations will be harvested, replanted and fertilized on a cyclical basis to perpetuate the renewable supply of eucalyptus trees for the production of paper. It believes that the application of a proprietary agro-biotechnology should enable the new trees to achieve a harvestable size within only three to four years.

Forward-looking Statements

Certain statements in this press release constitute “forward-looking statements” relating to Arrow Resources Development, Inc. and its subsidiaries within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding future events, our financial performance and operating results, our business strategy and our financing plans are forward-looking statements. These statements are only predictions. Known and unknown risks, uncertainties and other factors could cause actual results to differ materially from those contemplated by the statements. In evaluating these statements, you should specifically consider various factors that may cause our actual results to differ materially from any forward-looking statements.

Contact

Investor & Public Relations

Harvey Goralnick/Alison Hart

FOCUS Partners LLC

212-752-9445

hg@focuspartners.com